Exhibit 10.1

DIRECTOR COMPENSATION AGREEMENT

THIS DIRECTOR COMPENSATION AGREEMENT (this “Agreement”), dated as of January 31, 2007, is entered into by and between BTHC XI, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and George Rubin (the “Director”).

W I T N E S S E T H:

WHEREAS, the Director desires to serve the Company as a director and the Company desires to have Director serve as a director.

NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and the Director hereby agree as follows:

1. Director. Director has agreed to serve as a director of the Company and has been elected as a director of the Company.

2. Compensation and Benefits. In exchange for his agreeing to serve as a director, the Director shall be compensated as follows:

(a) Standard Director Compensation. So long as he serves as a director, the Director shall be entitled to receive standard director fees as set by the Board of Directors which, at a minimum, shall include an annual fee of $6500 for serving as a director, an annual fee of $6500 for serving as a committee chair, a fee of $1000 per committee or board meeting attended in person or via telephonic conference call (or consent in lieu of a meeting) and an activity fee of $1000 per day for services rendered by the Director.

(b) Fringe Benefits. So long as he serves as a director, the Director shall be entitled to participate in the Company’s health and dental insurance plans and an executive insurance program under which Director shall be entitled to be reimbursed for up to $25,000 of medical costs not covered by the Company’s health insurance per year; provided if for any reason the Company is unable to obtain coverage for the Director under its health and dental plans he shall be entitled to be reimbursed for the cost of obtaining equivalent coverage to the extent the cost of such reimbursement does not exceed the amount it would cost the Company to cover the Director under its health and dental plans.

(c) No Withholding. In serving as a director pursuant to this Agreement, the Director shall not be an employee of the Company. The Company shall report compensation paid hereunder consistent with the foregoing and the Director shall be liable for all withholding, Social Security and other taxes associated therewith.

3. Business Expenses. The Company shall pay or reimburse the Director for all reasonable travel, business and entertainment expenses incurred by or necessary for the Director to perform his duties under this Agreement in accordance with such policies and procedures as the Company may from time to time establish for senior officers and directors and subject to the Company's normal requirements with respect to reporting and documentation of such expenses.

4. Indemnification; Director and Officer Liability Insurance. The Company will indemnify (and advance the costs of defense of) the Director (and his legal representatives) to the fullest extent permitted by the laws of the state in which the Company is incorporated, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and Bylaws of the Company, as in effect at such time or on the date of this Agreement, whichever affords greater protection to the Director, and both during and after termination (for any reason) of the Director's employment, the Company shall cause the Director to be covered under a directors and officers' liability insurance policy for his acts (or non-acts) as an officer or director of the Company or any of its affiliates. Such policy shall be maintained by the Company, at its expense in an amount of at least $5 million and on terms (including the time period of coverage after the Director's service terminates) at least as favorable to the Director as policies covering the Company's other members of its Board of Directors. In the event the Company breaches this Section 4 and the Director resigns as a director as a result, benefits under Section 2(b) shall continue notwithstanding such resignation.

5. Litigation Expenses. In the event of any litigation or other proceeding between the Company and the Director with respect to the subject matter of this Agreement and the enforcement of the rights hereunder and such litigation or proceeding results in final judgment or order in favor of the Director, which judgment or order is substantially inconsistent with the positions asserted by the Company in such litigation or proceeding, the losing party shall reimburse the prevailing party for all of his/its reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, his/its reasonable attorneys' fees and expenses.

6. Consolidation; Merger; Sale of Assets; Change of Control. Nothing in this Agreement shall preclude the Company from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, or effecting any other kind of corporate combination provided that the corporation resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture expressly assumes in writing this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term “Company,” as used in this Agreement, shall mean such corporation, partnership or joint venture or other entity, and this Agreement shall continue in full force and effect and shall entitle the Director and his heirs, beneficiaries and representatives to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred.

7. Entire Agreement; Amendment. This Agreement contains the entire agreement between the Company and the Director with respect to the subject matter hereof. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

8. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested, addressed as follows:

(a) To the Company:	(b) To the Director:
BTHC XI, Inc.	George Rubin
c/o Anchor Funding Services, LLC 2201 Crownpoint Executive Drive Charlotte, NC 28227	200 Central Park South, Apt # 30A New York, NY 10019

and/or to such other persons and addresses as any party shall have specified in writing to the other.

9. Assignability. This Agreement shall not be assignable by either party and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties. In the event that all or substantially all of the business of the Company is sold or transferred, then this Agreement shall be binding on the transferee of the business of the Company whether or not this Agreement is expressly assigned to the transferee.

10. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflict of laws principles.

11. Waiver and Further Agreement. Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

12. Headings of No Effect. The Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

COMPANY:

BTHC XI, INC.

By:	/s/
Name: Brad Bernstein
Title: President

DIRECTOR:

By:	/s/ George Rubin

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